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                                                                     EXHIBIT 5.1

                     [HOGAN & HARTSON L.L.P. LETTERHEAD]


                              December 14, 1998


Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2200
Chicago, Illinois  60606

Ladies and Gentlemen:

     We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-58729) (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission, relating to the proposed public offering and sale from time to time of securities of the Company as set forth in a prospectus that forms a part of the Registration Statement, and as to be set forth in one or more supplements to that prospectus. This opinion letter is rendered in connection with the offering of up to 4,600,000 of the Company's 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Shares"), of the Company, as described in a Prospectus dated July 22, 1998 (the "Prospectus"), and a Prospectus Supplement dated December 1, 1998 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Registration Statement.

     2.   The Prospectus and the Prospectus Supplement.

     3. The Articles of Amendment and Restatement of Declaration of Trust of the Company, as certified by the Maryland State Department of Assessments and Taxation (the "SDAT") on December 3, 1998 and so certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

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Board of Trustees
Equity Office Properties Trust
December 14, 1998
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     4.   Articles Supplementary relating to the Shares as filed with the SDAT on December 4, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

     5. The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

     6. Certain resolutions of the Board of Trustees of the Company (the "Board") adopted by written consent on July 2, 1998, authorizing the preparation, execution and filing of the Registration Statement and related matters, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

     7. Certain resolutions of the Board adopted by written consent on November 23, 1998, and Action of the Pricing Committee of the Board dated December 1, 1998, each as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Underwriting Agreement (as defined below), and arrangements in connection therewith, and the issuance of the Shares on the terms set forth therein.

     8. Executed copy of the Underwriting Agreement dated December 1, 1998, by and among the Company, EOP Operating Limited Partnership and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc., as representatives of the several underwriters named therein (the "Underwriting Agreement").

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.


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Board of Trustees
Equity Office Properties Trust
December 14, 1998
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     This opinion letter is based as to matters of law solely on applicable provisions of Maryland law. We express no opinion herein as to any other laws, statutes, regulations or ordinances or as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of Maryland.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, following issuance of the Shares pursuant to the terms of the Agreement and receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee described in paragraph 7 above, the Shares will be validly issued, fully paid and nonassessable.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                            Very truly yours,

                                            /s/ HOGAN & HARTSON L.L.P.

                                            HOGAN & HARTSON L.L.P.